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Exhibit 10.10

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 1, 2005, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the "Company"), and Louis Mamakos (the "Executive").

        WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee of the Company, subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

        1.    Employment and Duties.    (a)    General.    The Executive shall serve as Chief Technology Officer of the Company, reporting to Jeffrey Citron, Chief Executive Officer. The Executive shall have such duties and responsibilities, commensurate with the Executive's position, as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company. The Executive's principal place of employment shall be the principal offices of the Company, currently located in the Edison, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.

        (b)    Exclusive Services.    For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Chief Executive Officer and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve on (i) corporate boards, with the Board's prior consent or (ii) civic or charitable boards or engage in charitable activities without remuneration therefor, provided that such activities do not contravene the first sentence of this Section 1(b).

        2.    Term of Employment.    The Executive's employment under this Agreement shall commence as of August 1, 2005 (the "Effective Date") and shall terminate on the earlier of (i) the second anniversary of the Effective Date and (ii) the termination of the Executive's employment under this Agreement; provided, however, that the Term (as defined below) of the Executive's employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party's intention not to extend has been given to the other party at least 90 days prior to the expiration of the then effective Term. The period from the Effective Date until the termination of the Executive's employment under this Agreement is referred to as the "Term".

        3.    Compensation and Other Benefits.    Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

        (a)    Base Salary.    The Company shall pay to the Executive an annual base salary (the "Base Salary") at the rate of $200,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors (the "Board") in good faith, based upon the Executive's performance, not less often than annually.

        (b)    Bonus.    For each fiscal year during the Term, the Executive shall be eligible to receive an annual discretionary performance-based bonus in accordance with the Company's annual bonus program as applicable to senior executives of the Company as in effect from time to time. The amount, if any, of the Executive's annual bonus shall be determined by the Compensation Committee of the Board upon the recommendation of the Chief Executive Officer. The bonus shall be prorated for any year in which the Executive's employment is terminated due to (i) the Executive's resignation for Good Reason (as defined in Section 4(a)(iii) below); (ii) the Company's termination of the Executive's employment without Cause (as defined in Section 4(a)(ii) below); or (iii) the Executive's death or disability (as defined in Section 4(c) below). If the Executives employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment other than for Good Reason prior to the scheduled payout of the bonus due for a fiscal year, the Executive shall not receive any portion of such bonus.

        (c)    Equity Incentive Compensation.    During the Term, the Executive shall be eligible to participate in the Company's equity compensation plans and programs generally applicable to senior executives of the Company as in effect from time to time, including without limitation, the Company's 2001 Stock Incentive Plan (as amended through April 20, 2005).

        (d)    Employee Benefit Plans.    The Executive shall be entitled to participate in all employee welfare, pension and fringe benefit plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.

        (e)    Expenses.    The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

        (f)    Vacation.    The Executive shall be entitled to 15 vacation days for each fiscal year during the Term.

        (g)    Other Benefits and Perquisites.    The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company.

        4.    Termination of Employment.    (a)    Termination for Cause; Resignation Without Good Reason.    (i) If, prior to the expiration of the Term, the Company terminates the Executive's employment for Cause (as defined in Section 4(a)(ii) below) or if the Executive resigns from his employment hereunder other than for Good Reason (as defined in Section 4(a)(iii) below), the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the "Other Accrued Compensation and Benefits"). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

        (ii)   For purposes of this Agreement, "Cause" shall mean termination of the Executive's employment due to: (A) any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other disability) to satisfactorily perform the duties reasonably required of him as an employee of the Company; (C) the Executive's conviction of, or plea of nolo contendere to, (x) any felony or (y) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (D) the Executive's engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates (collectively, the "Company Group"); (E) the Executive's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (F) the diverting or usurping of a corporate opportunity of the Company Group by the

Executive; (G) the Executive's refusal to follow the lawful directions of the Company; or (H) the Executive's willful failure to comply with any of the material terms of this Agreement or any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company Group); provided, however, that no event or condition described in clauses (A), (B) or (H) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 15 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 15-day period, the Executive has not taken all reasonable steps within such 15-day period to correct such grounds as promptly as practicable thereafter).

        (iii)  For purposes of this Agreement, "Good Reason" shall mean termination of employment with the Company by the Executive because of the occurrence of any of the following events without the Executive's prior written consent: (A) a decrease in the Executive's Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (B) a material diminution of the responsibilities, positions or titles of the Executive from those set forth in this Agreement; (C) the Company requiring the Executive to be based at any office or location more than 50 miles from the Edison, New Jersey area; or (D) a material breach by the Company of any term or provision of this Agreement; provided, however, that no event or condition described in clauses (A) through (D) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 15 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 15-day period, the Company has not taken all reasonable steps within such 15-day period to correct such grounds as promptly as practicable thereafter).

        (b)    Termination without Cause; Resignation for Good Reason.    (i) If, prior to the expiration of the Term, the Executive's employment is terminated by the Company without Cause, or if the Executive resigns from his employment hereunder for Good Reason, the Company shall pay the Executive (A) a pro-rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to the Executive had he remained employed by the Company; (B) an amount equal to the greater of the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) for (x) the remainder of the term or (y) a one-year period following the Executive's termination of employment as described in this Section 4(b) payable in substantially equal installments over the lesser of (aa) a six-month period or (bb) such shorter period that is the longest period permissible in order for the payments not to be considered "nonqualified deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code"), or any regulations, rulings or other regulatory guidance issued thereunder; and (C) the Other Accrued Compensation and Benefits. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

        (ii)   The Company shall not be required to make the payments and provide the benefits provided for under Section 4(b)(i) (including the Other Accrued Compensation and Benefits), unless the Executive executes and delivers to the Company, a release substantially in the form attached as Exhibit A and the release has become effective and irrevocable in its entirety.

        (iii)  If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Section 5 or 7 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

        (c)    Termination Due to Death or Disability.    The Executive's employment with the Company shall terminate automatically on the Executive's death. In the event of the Executive's disability the Company shall be entitled to terminate his employment. In the event of termination of the Executives employment by reason of Executive's death or disability, the Company shall pay to the Executive (or his estate, as applicable), (i) a pro-rata portion of the Executive's bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to the Executive had he remained employed by the Company; (ii) the Executive's Base Salary through and including the date of termination; (iii) an amount equal to 12 months of the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) payable in substantially equal installments over a 12-month period; provided, however, that if the Executive is receiving short-term or long-term disability benefits pursuant to a Company policy, such installments shall be reduced (but in no event to an amount below zero) by the tax-adjusted amount of disability payments excluding any supplemental disability benefits funded through employee contributions, received by the Executive during the period corresponding with each installment; and (iv) the Other Accrued Compensation and Benefits. For purposes of this Agreement, "disability" means that the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the participant's employer.

        (d)    Notice of Termination.    Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 21 of this Agreement. In the event of a termination by the Company for Cause, or resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        (e)    Resignation from Directorships and Officerships.    The termination of the Executive's employment for any reason shall constitute the Executive's resignation from (i) any director, officer or employee position the Executive has with the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

        (f)    Reduction of Payments if Reduction Would Result in Greater After-Tax Amount.    Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute "parachute payments" within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that shall equal three times the Executive's base amount, less $1.00. The determinations to be made with respect to this Section 4(f)

shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive.

        5.    Confidentiality.    (a)    Confidential Information.    The Executive agrees to enter into and be subject to the Company's Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit B.

        (b)    Exclusive Property.    The Executive confirms that all Confidential Information (as defined in the Employee Confidentiality and Innovations Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b).

        6.    Noncompetition.    The Executive agrees to enter into and be subject to the Company's Noncompete Agreement substantially in the form attached as Exhibit C.

        7.    Non-Solicitation.    The Executive agrees that for a period commencing on the Effective Date and ending 12 months following the Executive's termination of employment with the Company (the "Restricted Period"), the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term "indirectly" shall include, without limitation, the Executive's permitting the use of the Executive's name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

        8.    Certain Remedies.    (a)    Injunctive Relief.    Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 12 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 5 through 7 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

        (b)    Extension of Restricted Period.    In addition to the remedies the Company may seek and obtain pursuant to Section 12, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 5 through 7 of this Agreement.

        9.    Defense of Claims.    The Executive agrees that, during the Term, and for a period of six months after termination of the Executive's employment, upon request from the Company, the

Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive's obligations under this Section 9.

        10.    Nondisparagement.    The Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company Group or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company Group which is reasonably expected to result, or does result in, damage to the business or reputation of the Company Group or any of its current or former officers, directors, employees or shareholders.

        11.    Source of Payments.    All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

        12.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive's employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

        13.    Nonassignability; Binding Agreement.    (a)    By the Executive.    This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

        (b)    By the Company.    This Agreement and all of the Company's rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company's assets.

        (c)    Binding Effect.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive's heirs and the personal representatives of the Executive's estate.

        14.    Withholding.    Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

        15.    Amendment Waiver.    This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

        16.    Governing Law.    All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.

        17.    Survival of Certain Provisions.    The rights and obligations set forth in Sections 5 through 12 hereof shall survive any termination or expiration of this Agreement.

        18.    Entire Agreement; Supersedes Previous Agreements.    This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement and (ii) Noncompete Agreement, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

        19.    Counterparts.    This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        20.    Headings.    The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

        21.    Notices.    All notices or communications hereunder shall be in writing, addressed as follows:

  To the Company:

  2147 Route 27
  Edison, N.J. 08817 or
  23 Main Street
  Holmdel, N.J. 07722, whichever is the last address on record for the Company
  Attention: Jeffrey Citron, Chief Executive Officer

  With a copy to:

  Shearman & Sterling LLP
  599 Lexington Avenue
  New York, New York 10022
  Attention: John J. Cannon, III

  To the Executive:

  5 Bennington Drive
  Lawrenceville, New Jersey 08648 or the Executive's last address on record with the Company

        All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.
By:	/s/ JOHN S. REGO Name: John S. Rego Title: Chief Financial Officer
ACCEPTED AND AGREED:
/s/ LOUIS MAMAKOS Louis Mamakos
Dated:	14 Sept 2005

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EMPLOYMENT AGREEMENT